THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road Munster, Indiana 46321

July 26, 2007
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Improved Second Quarter 2007 Financial Results

MUNSTER, IN – July 26, 2007 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a 74% increase in its net income to $2.3 million for the second quarter of 2007 from $1.3 million for the first quarter of 2007, an increase of 41% when compared to $1.6 million for the second quarter of 2006.  Diluted earnings per share increased 75% to $0.21 for the second quarter of 2007 from $0.12 per diluted share for the first quarter of 2007 and increased 50% from $0.14 per diluted share for the second quarter of 2006.

The Company’s net income for the six months ended June 30, 2007 increased 23% to $3.6 million from $2.9 million for the 2006 period.  Diluted earnings per share increased 32% to $0.33 for the six months ended June 30, 2007 from $0.25 for the 2006 period.

Highlights for the quarter include:

•	net interest margin expanded to 3.01%
•	core efficiency ratio improved to 64%
•	loan balances stabilized through increased fundings and slower loan repayments
•	$35.0 million of maturing Federal Home Loan Bank debt was repaid
•	173,788 shares of common stock were repurchased
•	the number of FTEs was reduced by 11% from December 2006

Chairman’s Comments

“This quarter has been excellent in executing our financial objectives in the current operating environment.  The strategic initiatives related to controlling costs that we completed during the first quarter of 2007 have had a positive effect on our second quarter earnings and efficiency ratio,” said Thomas F. Prisby, Chairman and CEO.  “While many of our peers continue to see margin compression, we are pleased that our net interest margin continues to expand.”

Mr. Prisby continued, “Although the competition for commercial loans and commercial lenders remains strong in our markets, our year to date loan fundings and purchases exceed $180.0 million, an increase of over 6% from fundings during the comparable 2006 period.  We continue to focus on asset quality as stagnant housing sales continue to impact residential construction and land development loans.  As we aggressively manage this portfolio, efforts are being directed to other more stable segments of the market.”

CFS Bancorp, Inc. - Page 2 of 11

Net Interest Income

The Company’s net interest margin increased eight basis points, or 2.7%, to 3.01% for the second quarter of 2007 from 2.93% for the first quarter of 2007 and the second quarter of 2006.  The Company’s net interest income increased $114,000, or 1.3%, to $8.6 million for the second quarter of 2007 from $8.5 million for the first quarter of 2007 and decreased $94,000, or 1.1%, from $8.7 million for the second quarter of 2006.

Interest income was $18.5 million for the second quarter of 2007 compared to $18.7 million for the first quarter of 2007 and $19.0 million for the second quarter of 2006.  Interest income for the second quarter of 2007 was positively impacted by higher rates earned on interest-earning assets which were partially offset by decreases in the average balances of interest-earning assets.  The increases in rates earned were primarily a result of the reinvestment of loan and securities repayments into additional securities yielding higher interest rates.

Interest expense totaled $9.8 million for the second quarter of 2007 compared to $10.1 million for the first quarter of 2007 and $10.2 million for the second quarter of 2006.  Interest expense decreased $281,000, or 2.8%, from the first quarter of 2007 primarily due to a $206,000 decrease in borrowing costs.  Interest expense decreased $384,000, or 3.8%, from the second quarter of 2006 as a result of decreased borrowing costs which were partially offset by increased market rates paid on money market accounts and certificates of deposit.

The Company’s cost of borrowings was relatively stable at 6.73% for the second quarter of 2007 compared to 6.71% for the first quarter of 2007 and decreased from 7.76% for the second quarter of 2006.  The decrease from the second quarter of 2006 was primarily the result of lower average balances of the Company’s Federal Home Loan Bank (FHLB) debt and decreases in the amortization of the deferred premium that is included in the Company’s total interest expense on borrowings.  The premium amortization adversely impacted the Company’s net interest margin by 44 basis points, 47 basis points and 86 basis points, respectively, for the second quarter of 2007, the first quarter of 2007 and the second quarter of 2006.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

				Change from
	Three Months Ended			June 30, 2006
	June 30,	March 31,	June 30,	to June 30, 2007
	2007	2007	2006	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$197	$258	$92	$105	NM
Interest expense on FHLB borrowings at contractual rates	1,754	1,823	2,574	(820)	(31.9)%
Amortization of deferred premium	1,276	1,352	2,555	(1,279)	(50.1)
Total interest expense on borrowings	$3,227	$3,433	$5,221	$(1,994)	(38.2)

CFS Bancorp, Inc. - Page 3 of 11

	Six Months Ended
	June 30,
	2007	2006	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$455	$130	$325	NM
Interest expense on FHLB borrowings at contractual rates	3,578	5,141	(1,563)	(30.4)%
Amortization of deferred premium	2,627	5,123	(2,496)	(48.7)
Total interest expense on borrowings	$6,660	$10,394	$(3,734)	(35.9)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $1.1 million, $851,000, $527,000 and $449,000 before taxes in the quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, respectively.

Non-Interest Income

The Company’s non-interest income for the second quarter of 2007 was $2.7 million compared to $2.6 million for the first quarter of 2007 and $2.8 million for the second quarter of 2006.  The increase from the first quarter of 2007 was primarily a result of an increase of $101,000 in service charges and other fees.  The decrease from the second quarter of 2006 was primarily the result of decreases in service charges and other fees of $40,000 and realized gains on the sales of other real estate owned of $48,000.

Non-Interest Expense

Non-interest expense for the second quarter of 2007 was $8.1 million compared to $9.3 million for the first quarter of 2007 and $9.2 million for the second quarter of 2006.  The decreases in non-interest expense were primarily related to compensation and employee benefits and professional fees.

The Company’s compensation and employee benefits decreased $848,000 from the first quarter of 2007 and $789,000 from the second quarter of 2006.  These decreases were primarily a result of the Company’s first quarter 2007 review and reduction of staffing levels and its first quarter 2007 Employee Stock Ownership Program (ESOP) loan modification.  The Company’s pension expense increased $130,000 during the second quarter of 2007 from the first quarter of 2007; however, pension expense decreased $230,000 from the 2006 period.

Professional fees decreased $180,000 to $390,000 from the first quarter of 2007 and $23,000 from the second quarter of 2006.  The decrease from the first quarter of 2007 was a result of the absence of consulting fees related to the Company’s customer-centric relationship management program and legal fees associated with the modification of the Company’s ESOP loan and 401(k) benefit plan, the reduction in the workforce and new SEC proxy disclosure requirements.

The Company’s efficiency ratio for the second quarter of 2007 was 71.2% compared to 83.2% for the first quarter of 2007 and 79.9% for the second quarter of 2006.  The Company’s core efficiency ratios were 64.0%, 74.4% and 65.7%, respectively.  These ratios for the second quarter of 2007 were primarily impacted by the reductions in the Company’s non-interest expense as discussed above.   The

CFS Bancorp, Inc. - Page 4 of 11

efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for the second quarter of 2007 was $855,000 compared to $366,000 for the first quarter of 2007 and $526,000 for the second quarter of 2006.  The increase in the income tax expense was primarily related to the increase in pre-tax income during the second quarter of 2007.  Permanent tax differences, primarily related to the Company’s investment in bank-owned life insurance, and the application of available tax credits, continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $126,000 for the second quarter of 2007 compared to $187,000 for the first quarter of 2007 and $173,000 for the comparable 2006 period.  Although the Company’s provision for losses on loans remained relatively stable when compared with the previous periods, its realized net charge-offs through the allowance for losses on loans for the second quarter of 2007 totaled $902,000 as a result of partial charge-offs related to two of its impaired construction and land development loans.  One of the loans had a previous impairment allocation of

CFS Bancorp, Inc. - Page 5 of 11

$500,000 with the remainder of the charge-offs being offset by a decrease of $804,000 in the impairment allocation of an impaired commercial real estate lending relationship partially as a result of a payoff of one of the loans within the relationship.

The Company’s non-performing assets totaled $29.8 million at June 30, 2007, $27.8 million at December 31, 2006 and $24.5 million at June 30, 2006 with the non-performing assets to total assets ratios being 2.48%, 2.22% and 1.91%, respectively.  The increase in the non-performing assets was primarily due to the addition of one construction and land development participation loan.

The Company’s allowance for losses on loans was $10.6 million at June 30, 2007, $11.2 million at December 31, 2006 and $11.7 million at June 30, 2006 with the ratio of the allowance for losses on loans to total loans being 1.31%, 1.39% and 1.39%, respectively.  The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  The Company believes that at June 30, 2007 the allowance for losses on loans was adequate.

Balance Sheet

At June 30, 2007, the Company’s total assets were $1.20 billion compared to $1.25 billion at December 31, 2006 and $1.28 billion at June 30, 2006.

The Company’s loans receivables were relatively stable at $808.1 million at June 30, 2007 compared to $802.4 million at December 31, 2006 and $842.8 million at June 30, 2006.  During the first six months of 2007, the Company had total loan fundings and purchases of $181.2 million which were offset by $173.9 million of loan repayments and sales.  The amount of loan repayments and sales for the first six months of 2007 has decreased from the higher level of repayments experienced during the first six months of 2006 totaling $238.0 million.  At June 30, 2007, the Company had $34.6 million of commercial and construction loans approved but not yet closed.

Securities available-for-sale were $270.4 million at June 30, 2007 compared to $298.9 million at December 31, 2006 and $300.7 million at June 30, 2006.  The decrease in securities from the 2006 level was primarily due to the repayment of $35.0 million of FHLB borrowings that matured during the second quarter of 2007.

Total deposits were $887.8 million at June 30, 2007 compared to $907.1 million at December 31, 2006 and $838.5 million at June 30, 2006.  The Company’s non-interest bearing core deposits increased $6.6 million from December 31, 2006 as a result of management’s focus on increasing business deposits.  This increase was more than offset by a decrease in money market accounts totaling $12.9 million as a result of the cyclical nature of municipal money market accounts and a decrease in certificates of deposit totaling $9.5 million due to the managed run-off of single-service high-rate promotional certificates during the first quarter of 2007.

The Company’s borrowed money decreased to $171.0 million at June 30, 2007 from $202.3 million at December 31, 2006 and $281.0 million at June 30, 2006.  The Company’s borrowed money consisted of the following as of the dates indicated:

CFS Bancorp, Inc. - Page 6 of 11

	June 30, 2007	December 31, 2006	June 30, 2006
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$24,238	$23,117	$29,139
Gross FHLB borrowings	150,254	185,325	262,495
Unamortized deferred premium	(3,540)	(6,167)	(10,668)
Total borrowings	$170,952	$202,275	$280,966

Stockholders’ equity at June 30, 2007 was $128.3 million compared to $131.8 million at December 31, 2006.  The decrease during the first six months of 2007 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2007 totaling $6.5 million;
•	cash dividends declared during 2007 totaling $2.6 million; and
•	increase in accumulated other comprehensive losses of $610,000.

The following increases in stockholders’ equity during 2007 partially offset the aforementioned decreases:

•	net income of $3.6 million; and
•	proceeds from stock option exercises totaling $1.7 million.

During the second quarter of 2007, the Company repurchased 173,788 shares of its common stock at an average price of $14.93 per share pursuant to the plan approved in February 2007.  At June 30, 2007, the Company had 350,967 shares remaining to be repurchased under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 13,621,805 shares of its common stock at an average price of $12.16 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At June 30, 2007, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.cfsbancorp.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding cost control, earnings and efficiency ratio levels, loan and deposit growth, growth in commercial lenders, interest on loans, business and banking strategies, planned office locations, asset yields and cost of funds, net interest income, net interest margin, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current

CFS Bancorp, Inc. - Page 7 of 11

views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

 CFS Bancorp, Inc. - Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

EARNINGS HIGHLIGHTS AND PERFORMANCE		Three Months Ended			Six Months Ended
RATIOS (1)		June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net income		$2,281	$1,313	$1,621	$3,594	$2,930
Basic earnings per share		0.22	0.12	0.15	0.34	0.26
Diluted earnings per share		0.21	0.12	0.14	0.33	0.25
Cash dividends declared per share		0.12	0.12	0.12	0.24	0.24
Return on average assets		0.74%	0.42%	0.51%	0.58%	0.47%
Return on average equity		7.05	4.06	4.80	5.55	4.29
Average yield on interest-earning assets		6.44	6.41	6.37	6.43	6.26
Average cost on interest-bearing liabilities		3.88	3.91	3.90	3.89	3.86
Interest rate spread		2.56	2.50	2.47	2.54	2.40
Net interest margin		3.01	2.93	2.93	2.97	2.88
Average equity to average assets (2)		10.56	10.43	10.70	10.50	10.93
Average interest-earning assets
to average interest-bearing liabilities (2)		113.01	112.30	113.56	112.66	113.93
Non-interest expense to average assets		2.63	2.99	2.93	2.81	2.88
Efficiency ratio (3)		71.21	83.24	79.93	77.17	80.81
Market price per share of common stock
for the period ended:	Closing	$14.55	$14.94	$14.84	$14.55	$14.84
	High	15.12	15.00	14.90	15.12	14.98
	Low	14.53	14.48	14.10	14.48	14.10

STATEMENT OF CONDITION HIGHLIGHTS			June 30,	March 31,	December 31,	June 30,
(at period end)			2007	2007	2006	2006
Total assets			$1,202,892	$1,237,410	$1,254,390	$1,281,959
Loans receivable, net of unearned fees			808,132	804,242	802,383	842,830
Total deposits			887,814	894,421	907,095	838,516
Total stockholders' equity			128,290	130,413	131,806	131,942
Book value per common share			11.83	11.88	11.84	11.60
Non-performing loans			29,172	27,537	27,517	18,833
Non-performing assets			29,804	28,216	27,838	24,450
Allowance for losses on loans			10,624	11,400	11,184	11,690
Non-performing loans to total loans			3.61%	3.42%	3.43%	2.23%
Non-performing assets to total assets			2.48	2.28	2.22	1.91
Allowance for losses on loans to non-performing loans			36.42	41.40	40.64	62.07
Allowance for losses on loans to total loans			1.31	1.42	1.39	1.39

Employees (FTE)			322	334	360	348
Branches and offices			22	22	21	21

		Three Months Ended			Six Months Ended
AVERAGE BALANCE DATA		June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Total assets		$1,230,115	$1,256,320	$1,266,328	$1,243,160	$1,259,845
Loans receivable, net of unearned fees		808,331	793,852	861,407	801,132	877,860
Total interest-earning assets		1,151,726	1,179,376	1,193,321	1,165,475	1,188,585
Total liabilities		1,100,252	1,125,247	1,130,886	1,112,681	1,122,085
Total deposits		894,184	905,021	848,088	899,572	841,431
Interest-bearing deposits		829,467	845,538	784,731	837,458	779,224
Non-interest bearing deposits		64,717	59,483	63,357	62,114	62,207
Total interest-bearing liabilities		1,019,112	1,050,155	1,050,851	1,034,549	1,043,239
Stockholders' equity		129,863	131,073	135,442	130,479	137,760
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9 of 11

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Interest income:
Loans	$14,404	$14,052	$15,326	$28,456	$30,229
Securities	3,475	3,523	3,150	6,998	5,641
Other	605	1,076	486	1,681	1,049
Total interest income	18,484	18,651	18,962	37,135	36,919

Interest expense:
Deposits	6,619	6,694	5,009	13,313	9,557
Borrowed money	3,227	3,433	5,221	6,660	10,394
Total interest expense	9,846	10,127	10,230	19,973	19,951
Net interest income	8,638	8,524	8,732	17,162	16,968
Provision for losses on loans	126	187	173	313	558
Net interest income after provision for losses on loans	8,512	8,337	8,559	16,849	16,410

Non-interest income:
Service charges and other fees	1,670	1,569	1,710	3,239	3,312
Card-based fees	380	341	335	722	653
Commission income	36	31	55	67	117
Net realized gains (losses) on sales of securities	(1)	11	-	10	(127)
Net gains (losses) on sales of assets	(1)	11	47	10	48
Income from bank-owned life insurance	403	405	396	808	788
Other income	206	241	286	446	475
Total non-interest income	2,693	2,609	2,829	5,302	5,266

Non-interest expense:
Compensation and employee benefits	4,407	5,255	5,196	9,662	10,219
Net occupancy expense	694	753	652	1,447	1,314
Professional fees	390	570	413	960	764
Data processing	566	563	678	1,129	1,351
Furniture and equipment expense	566	534	541	1,100	968
Marketing	190	211	391	401	589
Other general and administrative expenses	1,256	1,381	1,370	2,637	2,763
Total non-interest expense	8,069	9,267	9,241	17,336	17,968

Income before income taxes	3,136	1,679	2,147	4,815	3,708
Income tax expense	855	366	526	1,221	778

Net income	$2,281	$1,313	$1,621	$3,594	$2,930

Per share data:
Basic earnings per share	$0.22	$0.12	$0.15	$0.34	$0.26
Diluted earnings per share	$0.21	$0.12	$0.14	$0.33	$0.25
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.24	$0.24

Weighted-average shares outstanding	10,591,194	10,726,506	11,128,443	10,658,477	11,254,182
Weighted-average diluted shares outstanding	10,903,740	11,036,978	11,482,560	10,969,991	11,615,231

CFS Bancorp, Inc. - Page 10 of 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2007	March 31, 2007	December 31, 2006	June 30, 2006

ASSETS
Cash and amounts due from depository institutions	$19,614	$14,963	$33,194	$30,200
Interest-bearing deposits	8,617	20,111	20,607	1,760
Federal funds sold	8,796	9,141	13,366	14,285
Cash and cash equivalents	37,027	44,215	67,167	46,245

Securities, available-for-sale	270,404	301,248	298,925	300,651
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	28,252

Loans receivable, net of unearned fees	808,132	804,242	802,383	842,830
Allowance for losses on loans	(10,624)	(11,400)	(11,184)	(11,690)
Net loans	797,508	792,842	791,199	831,140

Accrued interest receivable	7,106	7,350	7,523	6,678
Other real estate owned	632	679	321	5,617
Office properties and equipment	19,008	18,776	17,797	15,552
Investment in bank-owned life insurance	35,652	36,281	35,876	35,676
Prepaid expenses and other assets	11,611	12,075	11,638	12,148
Total assets	$1,202,892	$1,237,410	$1,254,390	$1,281,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$887,814	$894,421	$907,095	$838,516
Borrowed money	170,952	198,019	202,275	280,966
Advance payments by borrowers for taxes and insurance	6,619	5,149	4,194	6,187
Other liabilities	9,217	9,408	9,020	24,348
Total liabilities	1,074,602	1,106,997	1,122,584	1,150,017

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,845,740, 10,979,948, 11,134,331 and
11,376,681 shares outstanding	234	234	234	234
Additional paid-in capital	191,054	190,931	190,825	190,522
Retained earnings	95,616	94,608	94,344	94,523
Treasury stock, at cost; 12,450,364, 12,318,733, 12,164,754 and
11,920,530 shares	(152,752)	(150,672)	(148,108)	(144,159)
Treasury stock, Rabbi Trust, at cost; 127,202, 124,625, 124,221 and
126,095 shares	(1,672)	(1,634)	(1,627)	(1,655)
Unallocated common stock held by Employee Stock Ownership Plan	(3,282)	(3,360)	(3,564)	(4,163)
Accumulated other comprehensive income/(loss), net of tax	(908)	306	(298)	(3,360)
Total stockholders' equity	128,290	130,413	131,806	131,942

Total liabilities and stockholders' equity	$1,202,892	$1,237,410	$1,254,390	$1,281,959

CFS Bancorp, Inc. - Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006

Efficiency Ratio:
Non-interest expense	$8,069	$9,267	$9,241

Net interest income before the provision for losses on loans
plus non-interest income	$11,331	$11,133	$11,561

Efficiency ratio	71.21%	83.24%	79.93%

Core Efficiency Ratio:
Non-interest expense	$8,069	$9,267	$9,241

Net interest income before the provision for losses on
loans plus non-interest income	$11,331	$11,133	$11,561

Adjustments:
Net realized (gains)/losses on sales of securities available-for-sale	1	(11)	-
Net realized (gains)/losses on sales of assets	1	(11)	(47)
Amortization of deferred premium	1,276	1,352	2,555
Net interest income before the provision for losses on
loans plus non-interest income - as adjusted	$12,609	$12,463	$14,069

Core efficiency ratio	63.99%	74.36%	65.68%

		Six Months Ended
		June 30, 2007	June 30, 2006

Efficiency Ratio:
Non-interest expense		$17,336	$17,968

Net interest income before the provision for losses on loans
plus non-interest income		$22,464	$22,234

Efficiency ratio		77.17%	80.81%

Core Efficiency Ratio:
Non-interest expense		$17,336	$17,968

Net interest income before the provision for losses on
loans plus non-interest income		$22,464	$22,234

Adjustments:
Net realized (gains)/losses on sales of securities available-for-sale		(10)	127
Net realized gains on sales of assets		(10)	(48)
Amortization of deferred premium		2,627	5,123
Net interest income before the provision for losses on
loans plus non-interest income - as adjusted		$25,071	$27,436

Core efficiency ratio		69.15%	65.49%